                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.1a-11(c) or Section 240.1a-12



                             SOUTHWEST AIRLINES CO.
                             ----------------------
                (Name of Registrant as Specified in its Charter)



       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount previously paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 20, 1999

                                     [LOGO]


To the Shareholders:

         The Annual Meeting of Shareholders of Southwest Airlines Co. (the "Company" or "Southwest") will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas, on Thursday, May 20, 1999, at 10:00 A.M., local time, for the following purposes:

          (1)  the election of three directors;

          (2) amending the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock;

          (3) to take action on two shareholder proposals, if the proposals are presented at the meeting; and

          (4) transacting such other business as may properly come before such meeting.

         March 24, 1999 has been fixed as the date of record for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.



                                             By Order of the Board of Directors,

                                                              Colleen C. Barrett
                                                                       Secretary

April 7, 1999



         YOUR VOTE IS IMPORTANT, PLEASE DATE, VOTE, SIGN AND MAIL BACK THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                             SOUTHWEST AIRLINES CO.
                                 P. O. BOX 36611
                            DALLAS, TEXAS 75235-1611
                                 (214/792-4000)

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 20, 1999, at the Company's corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company's regular employees, and arrangements will be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The proxy statement and form of proxy were first mailed to shareholders of the Company on or about April 7, 1999.

         The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting of Shareholders, three directors are to be elected for a three-year term expiring in 2002 or until their respective successors are duly elected and qualified, to serve with the six directors whose terms do not expire until later years. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors.

         The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

         The following table sets forth certain information for each nominee and present director of the Company. Each of the nominees for director named in the following table is now serving as a director of the Company. There is no family relationship between any of the directors or between any director and any executive officer of the Company.

                                                         DIRECTOR
NAME                                                      SINCE          AGE
----                                                     -------         ---
Samuel E. Barshop (1)................................     1975            69
Gene H. Bishop (1)...................................     1977            68
C. Webb Crockett.....................................     1994            65
William P. Hobby.....................................     1990            66
Travis C. Johnson....................................     1978            62
Herbert D. Kelleher..................................     1967(2)         67
Rollin W. King (1)...................................     1967            67
Walter M. Mischer, Sr. ..............................     1983            76
June M. Morris.......................................     1994            68


---------------------
(1)      Current Nominee.

(2) Mr. Kelleher resigned as a director effective August 5, 1975, and he was reelected to the Board on April 27, 1976.

                                CURRENT NOMINEES

         Current nominees are to be reelected for a term expiring in 2002.

         Samuel E. Barshop was Chairman of the Board of Directors, President and Chief Executive Officer of La Quinta Inns, Inc., for more than five years prior to 1992. During 1992, Mr. Barshop resigned his positions as President and Chief Executive Officer, maintaining the position of Chairman of La Quinta Inns, Inc. until March 1994. La Quinta Inns, Inc. develops, owns, operates and licenses motor inns. Since March 1994, Mr. Barshop has been Chairman of the Board of Barshop & Oles, Co., Inc., a real estate company located in San Antonio, Texas.

         Gene H. Bishop was Chairman and Chief Executive Officer of Life Partners Group, Inc., a closely held life insurance holding company, from November 1991 until October 1994, when he retired. Prior to that time he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and Chief Operating Officer of Lomas Mortgage USA since October 1990, becoming President and Chief Operating Officer of Lomas Mortgage USA in January 1991. Mr. Bishop is also a director of Paymentech, Inc. (a processor of credit card transactions), Liberte` Investors (a real estate investment trust), and Drew Industries, Inc. (a manufacturer).

         Rollin W. King engaged in executive education and consulting as the principal of Rollin King Associates from January 1, 1989 until his retirement on December 31, 1995. He owns and operates King Sporting Agency, Inc.

                      DIRECTORS WHOSE TERM EXPIRES IN 2000

         Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982.

         Walter M. Mischer, Sr. has been Chairman of the Board and Chief Executive Officer of Southern Investors Service Company, Inc. (formerly The Mischer Corporation), a real estate and financial investment company. Mr. Mischer was also Chairman of the Board and Chief Executive Officer of Hallmark Residential Group, Inc. (real estate development and homebuilding) until March 1998 for more than five years. Since 1994, he has been the Managing Partner of Wheatstone Investments, LP, a real estate development partnership. Mr. Mischer is also a director of Howell Corporation.

         June M. Morris was a founder of Morris Air Corporation ("Morris"). Mrs. Morris was Chief Executive Officer of Morris until its operations were absorbed by Southwest in October 1994, and subsequently she has been principally engaged in private investments. Morris was a domestic airline operating 21 Boeing 737 aircraft until its acquisition by Southwest in December 1993.

                      DIRECTORS WHOSE TERM EXPIRES IN 2001

         C. Webb Crockett has been a shareholder in the Phoenix, Arizona, law firm of Fennemore Craig for more than the past five years. Fennemore Craig has performed services for the Company in the past and may do so in 1999.

         William P. Hobby was lieutenant governor of the State of Texas for 18 years until January 1991. He was Chancellor of the University of Houston System from September 1995 until March 1997. He has been Chairman of Hobby Communications, L.L.C., Houston, Texas, a privately owned company, since January 1997, and was Chairman and CEO of H&C Communications, Inc. (a privately owned broadcasting company) from 1983 until December 1996. He also served as Executive Editor of the Houston Post for more than 20 years.

         Travis C. Johnson has been a partner in the El Paso, Texas law firm of Johnson & Bowen for more than the past five years. Mr. Johnson is a director of Chase Bank of Texas - El Paso. Johnson & Bowen has performed services for the Company during the past and may do so in 1999.

BOARD COMMITTEES

         The Board of Directors has appointed an Audit Committee consisting of Messrs. Barshop, Bishop, Crockett, Hobby, Johnson (Chairman), King and Mischer and Mrs. Morris. The Audit Committee held six meetings during 1998. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; and to oversee the entire audit function, both independent and internal. The Board of Directors has appointed a Compensation Committee consisting of Messrs. Barshop (Chairman), Bishop, Hobby and Mischer. The Compensation Committee held one meeting during 1998. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock-based compensation plans. It recommends for the Board's consideration any plan for additional compensation that it deems appropriate. The Board of Directors has appointed an Executive Committee consisting of Messrs. Bishop, Kelleher and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held six telephone meetings during 1998, and otherwise acted by unanimous consent. The Company has no standing nominating committee of its Board nor any committee performing similar functions. During 1998, each director attended at least 75% of the total of the Board and committee meetings which he or she was obligated to attend.

DIRECTORS' FEES

         Directors' fees are paid on an annual basis from May to May in each year. Each director of the Company who is not an officer of the Company was paid $10,200 for the year ending May 1998 and $10,700 for the year ending May 1999, for services as a director. During 1998, the Board of Directors held six meetings and otherwise acted by unanimous consent. In addition, $2,400 (remaining the same for the year ending May 1999) was paid for attendance at each meeting of the Board of Directors, and $950 (increasing to $1,000 for the year ending May 1999) for attendance at each meeting of a committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $4,925 (increasing to $5,150 for the year ending May 1999) per year for their services on such committee. The Chairmen of the Audit and Compensation Committees received annual fees of $4,000 and $2,300, respectively (increasing to $4,200 and $2,400, respectively for the year ending May 1999). Officers of the Company receive no additional remuneration for serving as directors or on committees of the Board.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

         At the close of business on March 24, 1999, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 335,088,168 shares of Common Stock, $1.00 par value, each share of which is entitled to one vote.

MANAGEMENT

         The following table sets forth as of March 1, 1999, certain information regarding the beneficial ownership of Common Stock by the directors, each of the executive officers of the Company named in the Summary Compensation Table and by all executive officers and directors as a group.

                                                                                   NUMBER OF
                                                                                    SHARES             PERCENT
NAME OF DIRECTOR, OFFICER OR                                                     BENEFICIALLY            OF
 IDENTITY OF GROUP                                                               OWNED (1)(2)         CLASS (2)
---------------------------------                                                ------------         ---------
Samuel E. Barshop...................................................                   76,248             *
Gene H. Bishop......................................................                   82,800             *
C. Webb Crockett....................................................                   24,750             *
William P. Hobby (3)................................................                   93,420             *
Travis C. Johnson...................................................                  166,350             *
Herbert D. Kelleher (4).............................................                5,321,728           1.6%
Rollin W. King (5)..................................................                  308,635             *
Walter M. Mischer, Sr...............................................                  124,368             *
June M. Morris (6)..................................................                1,096,590             *
Gary A. Barron (7)..................................................                   50,951             *
John G. Denison (8).................................................                  190,039             *
Colleen C. Barrett (9)..............................................                  231,632             *
James F. Parker (10)................................................                  241,101             *
Executive Officers and Directors as a Group
(19 persons) (11)...................................................                8,536,449           2.6%

----------------------------
*  Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any.

(footnotes continue on next page)

         Such persons also beneficially owned an equal number and percentage of nonexercisable Common Share Purchase Rights of the Company that trade in tandem with its Common Stock.

         All share information in this proxy statement has been adjusted for the 3-for-2 stock split paid in August 1998.

(2) The number of shares beneficially owned includes shares which each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 334,405,787 shares of Common Stock outstanding on March 1, 1999 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

(3) Includes 90,450 shares held by a family limited partnership controlled by Governor Hobby, and 2,970 shares held by a testamentary trust of which Governor Hobby is a co-trustee.

(4) Includes 3,056,635 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options; and 197,252 shares held in trust for unrelated individuals.

(5) Includes 9,375 shares which Mr. King had the right to acquire within 60 days pursuant to stock options; and 2,250 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in the trust shares.

(6) Held by a family trust of which Mrs. Morris is co-trustee, except for 6,750 shares which Ms. Morris had the right to acquire within 60 days pursuant to stock options.

(7) Includes 406 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 50,545 shares which Mr. Barron had the right to acquire within 60 days pursuant to stock options.

(8) Includes 10,339 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 150,757 shares which Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(9) Includes 674 shares held for her account under the Profit Sharing Plan with respect to which she has the right to direct the voting and 178,746 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(10) Includes 15,053 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 190,240 shares which Mr. Parker had the right to acquire within 60 days pursuant to stock options.

(11) Includes 34,090 shares held for the accounts of certain officers under the Profit Sharing Plan with respect to which such persons have the right to direct voting.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four remaining most highly paid executive officers during the three fiscal years ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                    ANNUAL COMPENSATION            SECURITIES       ALL OTHER
                                                  ------------------------         UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR         SALARY ($)     BONUS ($)         OPTIONS(#)       ($) (1)
---------------------------          ----         ----------     ---------         ----------     ------------
Herbert D. Kelleher, Chairman        1998           $395,000      $172,000             3,376 (2)    $84,461
   of the Board, President and       1997            395,000       172,000             2,250 (2)     71,014
   Chief Executive Officer           1996            395,000       172,000            644,395        53,893

Gary A. Barron, (3)                  1998           $233,634      $201,000             22,500        $20,000
   Executive Vice President -        1997            222,434       115,000             18,751         20,500
   Operations and Chief              1996            213,879       160,000             12,075         20,052
   Operations Officer

Colleen C. Barrett, Executive        1998           $219,670      $161,000             24,188       $ 27,423
   Vice President - Customers;       1997            207,787       150,000             19,126         20,500
   Corporate Secretary               1996            197,628       100,000             12,075         20,052

John G. Denison,                     1998           $219,395      $161,000             23,378        $27,423
   Executive Vice President -        1997            209,514       115,000             19,629         20,500
   Corporate Services                1996            201,456       100,000             12,660         20,052

James F. Parker,                     1998           $189,780      $135,000             16,344        $27,423
   Vice President -                  1997            181,233        75,000             12,646         20,500
   General Counsel                   1996            174,262       110,000              8,100         20,052

(1) Consists of amounts contributed by the Company pursuant to the Southwest Airlines Co. Profit Sharing Plan and 401(k) Plan in which all employees of the Company are eligible to participate. In addition to those amounts, "All Other Compensation" for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10%, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Profit Sharing Plan but which exceed the contributions permitted by Federal tax laws, totalling $64,461, $50,514, and $33,393 for 1998, 1997 and 1996, respectively.
         See "Employment and Other Contracts".

(2) Granted to Mr. Kelleher in respect of options exercised and held by him. See "Board Compensation Committee Report on Executive Compensation".

(3) Mr. Barron retired as Chief Operations Officer in December 1998 and James C. Wimberly assumed those responsibilities.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in 1998 to the named executive officers:


                                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                                   AT ASSUMED ANNUAL RATES OF
                                                                                                  STOCK PRICE APPRECIATION FOR
                                                   INDIVIDUAL GRANTS                                      OPTION TERM (1)
                            -----------------------------------------------------------------     -----------------------------
                              NUMBER OF        Percent of
                             SECURITIES       Total Options
                             UNDERLYING         Granted to         Exercise
                               OPTIONS         Employees in          Price        Expiration
          NAME               GRANTED (#)       Fiscal Year        ($/Share)          Date             5% ($)          10% ($)
-----------------------     ------------      ------------      ------------     ------------     ------------     ------------
Herbert D. Kelleher (2)            3,376               .07%     $    16.3542         01/01/08     $     34,722     $     87,993
Gary A. Barron (2)                22,500               .48%          17.7083         01/23/08     $    250,575     $    635,006
John G. Denison (2)                  878               .01%          16.3542         01/01/08     $      9,030     $     22,885
                                  22,500               .48%          17.7083         01/23/08     $    250,575     $    635,006
Colleen C. Barrett (2)             1,688               .03%          16.3542         01/01/08     $     17,361     $     43,997
                                  22,500               .48%          17.7083         01/23/08     $    250,575     $    635,006
James F. Parker (2)                1,350               .02%          16.3542         01/01/08     $     13,885     $     35,187
                                  14,994               .32%          17.7083         01/23/08     $    166,983     $    423,168


(1) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest's stock price. Southwest did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Options to the named individuals were granted under the Company's 1991 Non-Qualified Stock Option Plan and 1996 Incentive Stock Option Plan at fair market value on the date of the grant. Such options are exercisable as follows: One-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date, subject to continued employment; except that options to purchase 3,376 shares granted to Mr. Kelleher, 878 shares granted to Mr. Denison, 1,688 shares granted to Ms. Barrett, and 1,350 shares granted to Mr. Parker vest immediately. The exercise price per share has been adjusted to give effect to the 3-for-2 stock split distributed on August 20, 1998.

         At January 23, 2008, the expiration date of the $17.7083 options described above, the stock price for Southwest Common Stock would be $28.8450 or $45.9308 per share, assuming annual appreciation rates from January 23, 1998 at 5% or 10%, respectively. However, if the price of the Common Stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero. All of the preceding appreciation calculations are compounded annually.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAREND OPTION VALUES

    The following table shows stock option exercises by the named executive officers during 1998. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the yearend price of the Common Stock.

                                                                Number of Securities           Value of Unexercised
                                                          Underlying Unexercised Options           In-the-Money
                                                                at Fiscal Yearend (#)      Options at Fiscal Yearend ($) (2)
                                                          ------------------------------   ---------------------------------
                       Shares Acquired  Value Realized    Exercisable      Unexercisable    Exercisable      Unexercisable
         Name           on Exercise (#)     ($) (1)           (#)               (#)             ($)               ($)
--------------------   ---------------  --------------    ------------     -------------    ------------     -------------
Herbert D. Kelleher          257,813     $  4,052,880        3,134,694          636,658     $ 59,411,368     $  9,462,471
Gary A. Barron                67,109     $    790,962               --           81,079               --        1,331,467
John G. Denison              134,918     $  2,185,135           98,765           81,079     $  1,174,384        1,331,467
Colleen C. Barrett            44,547     $    707,872          145,764           81,079     $  1,929,453        1,331,467
James F. Parker                8,100     $    116,662          149,682           65,861     $  2,352,979        1,124,013

(1) Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

(2) The closing price of the Common Stock on December 31, 1998, the last trading day of Southwest's fiscal year, was $22.6875 per share.

EMPLOYMENT AND OTHER CONTRACTS

     The Company re-employed Herbert D. Kelleher, effective as of January 1, 1996, as President and Chief Executive Officer under a five-year Employment Contract. The contract provides for an annual base salary of $395,000, in the first four years, increasing to $450,000 in the year 2000. The Employment Contract also provides for additional benefits including: (i) a discretionary annual cash bonus, not exceeding $172,000 in the first four years and $196,000 in the year 2000; (ii) long-term disability insurance providing for disability payments of $6,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; and (iv) deferred compensation bearing interest at 10% in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20% or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher's unpaid base salary for the remaining term of his Employment Contract plus $750,000 subject to reduction to avoid any "excess parachute payment" for federal income tax purposes.

         The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph). As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive's employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year's base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive's welfare benefits would continue for the unexpired portion of his one-year term of employment.

         The Board of Directors of the Company established in 1988 a Change in Control Severance Pay Plan (the "Severance Pay Plan") to provide for severance payments to qualified employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the plan). All employees of the Company are participants in the Severance Pay Plan except the President, any Vice President participating in the Executive Service Recognition Plan and all other employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the employee's salary and years of service with the Company, in the event the employee is terminated, other than for cause (as defined in the Plan), death, voluntary retirement or total and permanent disability, within one year of a "change in control". The employee would also remain eligible for a 12 month extension of coverage under each "welfare benefit" plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a "change in control" shall be deemed to have occurred if 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the plan.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Salary Administration Program for Southwest's noncontract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such noncontract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

                             Southwest Airlines Co.
                             Salary Administration Manual

         The above principles are applied to all Southwest noncontract employees, including executive officers. The compensation of Southwest's executive officers is reviewed by the Compensation Committee of the Board of Directors on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company's President, in establishing each element of compensation.

         At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company, except with respect to Mr. Kelleher's 1996 Employment Contract, addressed below.

         The principal elements of compensation for Southwest's executive officers are the following:

         Base Salary. As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company's President.

         Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other noncontract employees.

         Annual Incentive Bonus. Only officers of the Company are eligible for annual incentive bonuses. The amount of each bonus is determined by the Compensation Committee at the end of each year, including Mr. Kelleher's discretionary bonus (which is capped pursuant to his Employment Contract).

         In fixing the salary and bonus amounts for 1998, the Committee considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. However, no mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Committee relied on the recommendation of the President, whose recommendation is based on his own perception of such officer's performance.

         The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

         Stock Options. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, the Company adopted its 1991 and 1996 Incentive Stock Option Plans and 1991 and 1996 Non-Qualified Stock Option Plans. The number of options initially granted to an individual, as compared to other Southwest employees, is dependent on the length of service with the Company and individual levels of performance and responsibility. Subse quent grants are based on levels of individual performance. With respect to all options granted, the precise number of shares is determined on a subjective basis. All grants under the Stock Option Plans are at current market value and vest over a number of years, dependent on continued employment. Each grant is made based upon the individual's compensation package for that year, without reference to previous grants. There is no limit on the number of options that may be granted to any one individual under the 1991 Plans. Each of the 1996 Plans limits the number of options that may be granted to any one individual in any calendar year to 112,500 shares.

         Although it is not contractually obligated to do so, it has been the practice of the Committee to grant additional options to employees (including the named executive officers) who exercise options under the above Stock Option Plans and hold the acquired stock. Such grants have been made on January 1 of each year in an amount equal to five percent of the number of shares held by the employee on the previous December 31 as a result of option exercises. On January 1, 1999, the total such options granted was 40,188, of which 9,884 were to named executive officers.

         Kelleher 1996 Employment Contract. Mr. Kelleher's 1998 compensation was determined by his existing employment agreement, entered into on January 1, 1996. See "Compensation of Executive Officers - Employment and Other Contracts". As a result of the $1 stock options granted to Mr. Kelleher in his 1996 Employment Contract, some portion of Mr. Kelleher's compensation may not be deductible pursuant to current Internal Revenue Service regulations. At the time the Company entered into such agreement, the Committee believed that it was in the best interests of all shareholders to structure Mr. Kelleher's compensation in a manner consistent with past practices, in a way designed to ensure his continued service to Southwest.

     Executive officers, including the President, participate in the Southwest Airlines Profit Sharing Plan, Deferred Compensation Plan, and 401(k) Plan, which are available to all Southwest employees on the same basis. See "Compensation of Executive Officers - Summary Compensation Table." Southwest makes little use of perquisites for executive officers.

                                            COMPENSATION COMMITTEE

                                            Samuel E. Barshop, Chair
                                            Gene H. Bishop
                                            William P. Hobby
                                            Walter M. Mischer, Sr.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     June Morris, a Director of the Company, filed a Form 4 reporting transactions pursuant to one sell order in a report due five months earlier and transactions pursuant to one sell order in a report one month late.






                  [remainder of page intentionally left blank]

                                PERFORMANCE GRAPH

         The following table compares total shareholder returns for the Company over the last five years to the Standard & Poor's 500 Stock Index and the Standard & Poor's Transportation Index assuming a $100 investment made on December 31, 1993. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG SOUTHWEST AIRLINES CO., S&P 500 INDEX
                          AND S&P TRANSPORTATION INDEX

                                    [CHART]

=================================================================================================================================
                          1993             1994              1995              1996            1997             1998      2/26/99
---------------------------------------------------------------------------------------------------------------------------------
Southwest Airlines       100.00            44.89             61.76             59.17           99.52           137.73      182.87
---------------------------------------------------------------------------------------------------------------------------------
S&P 500                  100.00           101.36            139.31            169.30          221.80           280.95      283.01
---------------------------------------------------------------------------------------------------------------------------------
S&P                      100.00            82.73            114.18            128.54          166.89           163.23      164.80
Transportation
=================================================================================================================================

                    AMENDMENT TO ARTICLES OF INCORPORATION TO
                   INCREASE AUTHORIZED SHARES OF COMMON STOCK
                                    (ITEM 2)

         Recently, the Board of Directors of the Company has approved, and is recommending to the shareholders for approval at the Annual Meeting, an amendment to Article Four of the Articles of Incorporation to increase the number of authorized shares of Common Stock from 850,000,000 to 1,300,000,000. The Company presently has authorized 850,000,000 shares of Common Stock, $1.00 par value. As of December 31, 1998, 335,904,306 shares were issued and outstanding, and the Company had approximately 69,000,000 additional shares reserved for issuance pursuant to employee stock benefit plans and an additional approximately 405,000,000 shares reserved for issuance upon exercise of rights outstanding under the Common Share Purchase Rights Plan established in July 1986. Except as indicated with respect to currently reserved shares of Common Stock, the Company has no present intention, plan, understanding or agreement to issue additional shares of Common Stock. The Board of Directors, however, believes that the proposed increase in authorized shares of Common Stock, at the same par value, is desirable at this time to enhance the Company's flexibility in connection with other possible future actions such as stock dividends or splits or funding employee benefit plans.

         Holders of Common Stock have no pre-emptive or other rights to subscribe for additional shares. Depending upon the purpose for which any additional shares are issued, shareholder approval might not be necessary. Further issuance of additional shares of Common Stock might dilute, under certain circumstances, either shareholders' equity or voting rights.

REQUIRED VOTE

         The affirmative vote by the holders of at least two-thirds of the outstanding shares of Common Stock of the Company is required for approval of the proposed amendment. The Board of Directors recommends a vote FOR the proposed amendment.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 3)

         An owner* of the requisite number of shares of Common Stock has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

         "RESOLVED ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR Southwest Airlines shareholders request the Board of Directors to take all necessary steps to enact this resolution today. This includes the requirement that a change to the length of the directors' term of office can be made only by a majority of shareholder votes cast, on a separate-issue basis."

The following statement was submitted in support of such resolution:

         "It is intuitive that directors, accountable through annual election, perform better. The current piecemeal director election gives Southwest Airlines directors 3-years of isolation from the impact of their performance.

         WHAT INCENTIVE IS THERE FOR COMPETITIVE CORPORATE GOVERNANCE -- HIGHLIGHTED BY ANNUAL ELECTION OF ALL DIRECTORS?

         Fifty institutional shareholders, managing $840 million, told McKinsey & Co. they would pay an 11% average premium for a company with good governance practices.

         Why the big jump? Some investors said good governance will boost performance. Others felt good governance decreases the risk of bad news - and when trouble occurs, they rebound faster.

          Business Week            Sept. 15, 1997

         COMPETITIVE CORPORATE GOVERNANCE CAN COUNTER-BALANCE RECENT EVENTS:

o        POINT:

Delayed Boeing 737 deliveries forces Southwest to slow expansion.

          Aviation Week         Nov. 16, 1998

o        COUNTER-POINT:

Was Southwest prepared to obtain replacement aircraft at Boeing's expense to maintain its expansion.

         INCREASED AIRLINE COMPETITION HIGHLIGHTS THE NEED FOR MORE COMPETITIVE CORPORATE GOVERNANCE:

With Metro Jet's introduction, US Airways is trying to beat Southwest at its own game.

          New York Times            June 17, 1998

US Airways stock jumped after it announced its low-cost service, Metro Jet.

          New York Times            Feb.  5, 1998

Delta Express -- the low fare version of Delta -- will extend its battle against Southwest.

          Houston Chronicle              May 1, 1998

American Airlines purchase of Reno Air is an important strategic move in Southwest's market.

          Nightly Business Report        Nov.  19, 1998

RESEARCH ALERT - Merrill cuts Southwest Airlines rating. Merrill cuts 1999 earnings estimate by 18%.

     o    Lower economic growth in 1999 to hurt demand.

     o    Cost-cutting could lower business travel.

     o    Airline capacity growth is accelerating.

          Reuters               Oct. 8, 1998

     ADDITIONALLY:

CEO Mr. Herbert Kelleher has $49-million ($49,790,323) in unexercised stock options.

         Source: Internet - www.paywatch.org

SOUTHWEST CAN ALSO BE MORE COMPETITIVE IN CORPORATE GOVERNANCE by adopting the following rules that are supported by a significant number of institutional shareholders. Institutions own 62% of Southwest stock.
Adopt:

     o    Simple majority shareholder vote, versus the current 80%-vote.

     o    A majority of independent directors.

     o    Shareholder vote on the auditors.

     o    Confidential ballot.

     o Director service limit of 10-15 years to allow fresh ideas -- Recommended by the National Association of Corporate Directors. 66% of the board is beyond the 15-year limit.

     o No extra paychecks for directors doing legal work. The American Bar Association discourages directors from sitting on boards of companies which pay them for legal services.

     o Independent directors only on key board committees -- make ineligible directors that get extra paychecks from Southwest.

     o    A Nominating Committee.

         The best boards continue to raise the bar, said Business Week:

                PLACE THE ENTIRE BOARD UP FOR ELECTION EVERY YEAR
                                    YES ON 3"
                     ---------------------------------------

*The Company will provide the name, address and number of shares owned by the proponent, upon request.

BOARD OF DIRECTORS POSITION

         YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

         The Company's Board of Directors has been comprised of three classes, serving staggered three-year terms, for a number of years, and the Company is confident that the present configuration is in the best interests of all shareholders. In fact, Southwest is the only major U.S. airline that has been profitable each year since 1972. In addition, during that time it has grown from three aircraft serving three cities to the fourth largest U.S. airline in terms of originating domestic passengers boarded. The Company believes that the stability provided by the classified Board is part of this success story.

         The Company believes that a classified Board encourages potential acquirors to negotiate with the Board rather than engaging in hostile and abusive takeover tactics. The classified Board does not prevent potential acquirors from making unsolicited acquisition proposals that may be beneficial to consider.

         The Company also believes that the classified Board structure contributes to the stability of the Company's management and policies, since a majority of the Directors at any given time have prior experience as Directors of the Company. The Company believes that such continuity provides an orderly transition of Directors from election to election. Further, the Company believes that Directors elected for staggered terms are not any less accountable to shareholders than they would be if elected annually.

         Adoption of this proposal would not automatically eliminate the classified Board. Further action would be required for the shareholders to amend the bylaws of the Company. Under the bylaws, an 80% vote of the outstanding shares would be required for approval.

         THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                              SHAREHOLDER PROPOSAL
                                    (ITEM 4)

         An owner* of the requisite number of shares of Common Stock has given notice that he intends to present for action at the Annual Meeting the following resolution (which is reproduced exactly as presented to the Company):

         "RESOLVED: that the shareholders assembled in person and by proxy recommend that the Board of Directors take such action as may be necessary to provide for a division of responsibility between the offices of Chairman and the Board, President and Chief Executive Officer, so that the Company's corporate structure reflects accountability of the Chief Executive consistent with corporate structures of other major companies in the industry."

The following statement was submitted in support of such resolution:

         "Our Chairman holds all offices of responsibility in operating Southwest Airlines; his longevity is speculative, he being a chain smoker, 67, and frequent flier. Unless nudged by the shareholders to divide his control and responsibility, he simply won't do it. The future of company and its almost $5 billion assets, require more than one-man rule. He owns but 6/10 of 1%, and should continue his successful management. Either as Chairman, supervising a President and CEO, or as President accountable to somebody. Please vote YES or management will vote your proxies NO. Management favors the status-quo. It's not in our best interests."

--------------------------
* The Company will provide the name, address and number of shares owned by the proponent, upon request.

BOARD OF DIRECTORS POSITION

         YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

         The Board of Directors believes that it is not in the best interests of the Company to adopt the proposal that would require the separation of the offices of Chairman and President. The individual or individuals elected Chairman and President are selected by a majority of the Board of Directors each year, and therefore the holder of each office is accountable at the highest level of the Company on an annual basis.

         It is the view of the Board of Directors that it should be free to make decisions concerning officers in a manner that seems best for the Company at the particular point in time. Any proposal which would mandate a particular structure would deprive the Board of this flexibility. The proposed by-law amendment would, therefore, prevent the Board of Directors from exercising its best judgment regarding the Company's management structure.

         At the present time, Herbert D. Kelleher holds the offices of Chairman and President of the Company. Notwithstanding the characterization contained in this proposal, Mr. Kelleher has become a legend within the Company, and elsewhere, for good reason. The Company has enjoyed seven straight years of record profits. Further, for the second year in a row, Fortune magazine has named Southwest Airlines one of the best companies to work for in America, a testament not only to the outstanding People and relationships in the Company, but also to the unique Corporate Culture that Mr. Kelleher created and has nurtured for 26 years. Fortune also recognized Southwest as the most admired airline, and one of America's ten most admired companies. Mr. Kelleher has received similar personal accolades in connection with his leadership at Southwest Airlines (characterized by Fortune as "Head and Shoulders Above the Rest").

         The Board of Directors believes that the results speak for themselves, and that the offices of Chairman and President should continue to be subject to the annual appointment by the Board.

         THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company's auditors for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as the Company's auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

                                  OTHER MATTERS

NOTICE REQUIREMENTS

     To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

     In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 2000 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 6, 1999.

DISCRETIONARY AUTHORITY

     In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

     The Board of Directors does not know of any other matters which are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                             By Order of the Board of Directors,

                                                             Herbert D. Kelleher
                                            Chairman of the Board, President and
                                                         Chief Executive Officer

April 7, 1999

                                     PROXY
         SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHWEST AIRLINES CO.

    The undersigned hereby appoints Colleen C. Barrett, Herbert D. Kelleher and Gary C. Kelly proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 20, 1999, or at any adjournments thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."

(1) ELECTION OF DIRECTORS  [ ]  FOR all nominees listed below (except those      [ ]  WITHHOLD AUTHORITY to vote
                                indicated to the contrary below, see                  for all nominees listed below
                                instructions)

    Samuel E. Barshop, Gene H. Bishop and Rollin W. King

INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "APPROVE" THE FOLLOWING:

(2) amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock.

  [ ]  APPROVE or                  [ ]  DISAPPROVE or               [ ]  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "DISAPPROVE" THE FOLLOWING SHAREHOLDER
PROPOSAL:

(3) shareholder proposal (Item 3) on page 13 of the Proxy Statement.

  [ ]  APPROVE or                  [ ]  DISAPPROVE or               [ ]  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "DISAPPROVE" THE FOLLOWING SHAREHOLDER
PROPOSAL:

(4) shareholder proposal (Item 4) on page 15 of the Proxy Statement.

  [ ]  APPROVE or                  [ ]  DISAPPROVE or               [ ]  ABSTAIN

                     (Please Date and Sign on Reverse Side)

  Please complete, sign and promptly mail this proxy in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "WITH" AUTHORITY ON THE FOLLOWING
MATTER:

(5) authority to vote on any business that may properly come before the meeting.

                   [ ]  WITH or                   [ ]  WITHOUT

    ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "APPROVE" ITEM 2, "DISAPPROVE" ITEMS 3 AND 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

    YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                                 Dated:

-------------------------------------------------------------------------------,
                                                 1999

                                                 -------------------------------

                                                 -------------------------------
                                                 Please sign exactly as name
                                                 appears on this card. Joint
                                                 owners should each sign.
                                                 Executors, administrators,
                                                 trustees, etc., should give
                                                 their full titles.